Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated December 17, 2009 for Harbor Capital Appreciation Fund, Harbor Mid Cap Growth Fund, Harbor Small Cap Growth Fund, Harbor Large Cap Value Fund, Harbor Mid Cap Value Fund, Harbor Small Company Value Fund, Harbor Small Cap Value Fund, Harbor International Fund, Harbor International Growth Fund, Harbor Global Value Fund and Harbor Global Growth Fund and our reports dated December 21, 2009 for Harbor Target Retirement Income Fund, Harbor Target Retirement 2010 Fund, Harbor Target Retirement 2015 Fund, Harbor Target Retirement 2020 Fund, Harbor Target Retirement 2025 Fund, Harbor Target Retirement 2030 Fund, Harbor Target Retirement 2035 Fund, Harbor Target Retirement 2040 Fund, Harbor Target Retirement 2045 Fund, Harbor Target Retirement 2050 Fund, Harbor High-Yield Bond Fund, Harbor Bond Fund, Harbor Real Return Fund, Harbor Short Duration Fund, Harbor Money Market Fund and Harbor Commodity Real Return Strategy Fund (the Funds comprising the Harbor Funds) included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2009 in Post Effective Amendment No. 80 to the Registration Statement (Form N-1A, No. 33-5852).

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

February 17, 2010